SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2010
______________________

AURASOUND, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

11839 East Smith Avenue
Santa Fe Springs, California 90670
(Address of Principal Executive Offices)

(562) 447-1780
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2010, the Board of Directors of Aurasound, Inc. (the "Company") appointed Mr. William H. Kurtz and Mr. Peter Andreyev to serve as directors, effective immediately, with a term expiring at the next annual meeting of stockholders or until their successor has been elected and qualified or until their earlier resignation or removal.   It has not yet been determined whether either of Mr. Hurtz or Mr. Andreyev will be appointed to serve on any committee of the Board.

Neither Mr. Hurtz nor Mr. Andreyev is a party to any arrangement or understanding with any other person pursuant to which they were appointed as a director.  In addition, there are no family relationships between either Mr. Hurtz or Mr. Andreyev and any other officer or director of the company.

Neither Mr. Hurtz nor Mr. Andreyev has been a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Kurtz will receive an annual retainer fee and a restricted stock warrant award as compensation for his service as a director.

Mr. Andreyev will not receive any fees or equity consideration as compensation for his service as a director.

With the addition of Mr. William H. Kurtz and Mr. Peter Andreyev, the Company's Board of Directors now consists of seven members.

The Company issued a press release on August 19, 2010 announcing the appointment of Mssrs. Kurtz and Andreyev to serve as directors.  A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 19, 2010

AuraSound, Inc.

By:	/s/ Harald Weisshaupt
Harald Weisshaupt
Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 19, 2010.